Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Oracle Corporation for the registration of common stock, preferred stock, debt securities, warrants, purchase contracts, and units and in the related Prospectus relating to the registration of Floating Rate Notes due May 2009 and Floating Rate Notes due May 2010, and to the incorporation by reference therein of our reports dated July 20, 2006, with respect to the consolidated financial statements and schedule of Oracle Corporation, Oracle Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

May 8, 2007